                                                                      EXHIBIT 11

                                   NVR, INC.
                       Computation of Earnings Per Share
               (amounts in thousands, except per share amounts)



                                             THREE MONTHS ENDED MARCH 31,
                                             ----------------------------
                                                   1998     1997
                                                  -------  -------

     1.    Net income                             $10,860  $ 5,763
                                                  =======  =======

     2.    Average number of shares outstanding    11,453   12,688

     3.    Shares issuable upon exercise of
           dilutive options, warrants and
           subscriptions outstanding during
           period, based on average market price    2,034      971
                                                  -------  -------

     4.    Average number of shares and share
           equivalents outstanding (2 + 3)         13,487   13,659
                                                  =======  =======

     5.    Basic earnings per share               $  0.95  $  0.45
                                                  =======  =======

     6.    Diluted earnings per share             $  0.81  $  0.42
                                                  =======  =======